UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Comstock Mining Inc.
(Exact name of registrant as specified in charter)
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Nevada	1040	65-0955118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1200 American Flat Road Virginia City, Nevada 89440 775-847-5272 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.000666 per share	NYSE Amex LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:  None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Registration Statement on Form 8-A is being filed by Comstock Mining Inc. (the “Company”) in connection with the registration of the Company’s shares of common stock, $0.000666 par value per share (the “Common Stock”), under Section 12(b) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing of the Common Stock on the NYSE Amex LLC. The Common Stock has previously been registered under Section 12(g) of the Exchange Act.

Item 1.  Description of Registrant’s Securities to be Registered.

The Company’s authorized Common Stock consists of 3,950,000,000 shares, par value $0.000666 per share. As of May 15, 2011, there were 23,263,003 shares of Common Stock issued and outstanding. Common Stock presently outstanding, and any shares of Common Stock issued upon the conversion of the Company’s convertible preferred stock (the “Preferred Shares”), as dividends on the Preferred Shares or issuable upon the exercise of outstanding warrants, are, or will be upon issuance, fully paid and non-assessable. Each holder of Common Stock is entitled to one vote per share held for each matter submitted to a vote of shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event the Company consummates certain change of control transactions, liquidates, dissolves or winds-up its operations, the holders of Common Stock are entitled to share equally and ratably in the Company’s assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of Preferred Shares that may then be outstanding. The Common Stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. The rights of holders of Common Stock to approve change of control transactions are materially limited by the rights of the holders of Preferred Shares, described in the certificates of designations of the Preferred Shares, incorporated by reference herein to the Company’s Articles of Incorporation filed as an exhibit to its Annual Report on Form 10-K. Holders of Common Stock are entitled to receive dividends, if and when approved by the holders of Preferred Shares and declared by the Company’s Board of Directors, out of funds legally available for such purpose, subject to the preferences that may be applicable to any other then-outstanding securities with greater rights, if any, and any other restrictions. The Company and its predecessors has not declared any dividends in the past. Further, the Company does not presently contemplate that there will be any future payment of any dividends on Common Stock.

Item 2.  Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are hereby incorporated herein by reference:

3.1*	Articles of Incorporation.

3.2*	Amended and Restated Bylaws.

3.1*	Certificate of Designation of Preferences, Rights and Limitations of 7 ½% Series A-1 Convertible Preferred Stock.

3.1*	Certificate of Designation of Preferences, Rights and Limitations of 7 ½% Series A-2 Convertible Preferred Stock.

3.1*	Certificate of Designation of Preferences, Rights and Limitations of 7 ½% Series B Convertible Preferred Stock.

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*	Incorporated by reference to the corresponding exhibit filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2010 (File No. 000-32429).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 8, 2011	COMSTOCK MINING INC.

	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: Chief Executive Officer